Exhibit 99.1

PHINIA REPORTS SECOND QUARTER 2025 RESULTS

Auburn Hills, Michigan, July 24, 2025 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the second quarter ended June 30, 2025.

Second Quarter Highlights:

•On June 10, 2025, PHINIA entered into a definitive agreement to acquire Swedish Electromagnet Invest AB (SEM), a prominent provider of advanced natural gas, hydrogen and other alternative fuel ignition systems, injector stators and linear position sensors for approximately $47 million. The transaction is expected to close in the third quarter of 2025.

•Net sales of $890 million, an increase of 2.5% compared with Q2 2024.
◦Excluding the impacts of foreign currency and contract manufacturing agreements that ended in 2024, an increase of $18 million and decrease of $5 million, respectively, net sales increased $9 million or 1.0%, driven by customer pricing, primarily related to tariff recoveries.

•Net earnings of $46 million and net margin of 5.2%, representing a year-over-year increase of $32 million and 360 bps, respectively.

•Adjusted EBITDA of $126 million with adjusted EBITDA margin of 14.2%, representing a year-over-year increase of $9 million and 60 bps, respectively, primarily driven by favorable foreign exchange impacts, supplier savings and volume and mix, partially offset by increased employee costs and continued tariff impacts as recovery efforts from customers continue.

•Net earnings per diluted share of $1.14.
◦Adjusted net earnings per diluted share of $1.27 (excluding $0.13 per diluted share related to non-operating items detailed in the non-GAAP appendix below), reflecting the operational increases detailed above and a reduction in share count.

•Returned $50 million to shareholders through $40 million of share repurchases and $10 million in dividends.

Key Wins in Strategic Growth Markets:
New business wins remained strong across all end markets. A few examples of new business awards in Q2 are:

•New business award for Gas Direct Injection (GDi) Fuel Rail Assembly and pump for a leading domestic Chinese OEM, to be applied on new hybrid engine platform for multiple vehicle models within China and for the Brazilian market flex-fuel (E100) application.

•First GDi pump business with a top three North America OEM.

•Aftermarket business win for new diesel fuel injection service with major off-road equipment supplier.

•Continued to increase share of wallet with customers leveraging market-leading range coverage in braking and suspension components.

•Business expansion with a major U.S. distributor, which is a consolidator in the warehouse distribution space.

Brady Ericson, President and Chief Executive Officer of PHINIA commented: “Our team continues to navigate a dynamic landscape shaped by economic uncertainties, tariff impacts, and evolving customer demands. As demonstrated by our second-quarter results, we remain focused on cost management and supply chain resilience. Delivering on our commitment to strategic growth, we announced a definitive agreement to acquire SEM, which will expand our footprint in the commercial vehicle, industrial, and aftermarket sectors and supports our strategy of exploring alternative, zero carbon and lower carbon fuels.”

Balance Sheet and Cash Flow:

The Company ended the quarter with cash and cash equivalents of $347 million and $499 million of available capacity under its Revolving Credit Facility. Total debt at quarter end was $990 million.

Net cash generated by operating activities was $57 million, representing a year-over-year decrease of $52 million. Adjusted free cash flow was $20 million compared to $108 million in Q2 2024. The decrease was primarily driven by increased working capital demands as the Company navigates fluctuating volumes and other shifting industry conditions and the timing of capital expenditures.

2025 Full Year Guidance:

The Company refined its expected 2025 net sales to $3.33 billion to $3.43 billion. Excluding the impacts of foreign exchange and contract manufacturing arrangements in 2024, this implies a year-over-year sales range of 3% decline to breakeven in 2025. The Company’s net earnings and adjusted EBITDA are projected to be $140 million to $170 million and $455 million to $485 million, respectively, with net earnings margin of 4.2% to 5.0% and adjusted EBITDA margin of 13.7% to 14.1%. The Company expects to generate $160 million to $200 million in adjusted free cash flow. Adjusted tax rate is expected to be in the range of 36% to 40%.

The Company will host a conference call to review second quarter 2025 results and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q2 2025 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGETM. With over 12,500 employees across 43 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (medium-duty and heavy-duty trucks, buses and other off-highway construction, marine, agricultural and aerospace and defense), light commercial vehicles (vans and trucks) and light passenger vehicles (passenger cars, mini-vans, cross-overs and sport-utility vehicles), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

© 2025 PHINIA Inc. All Rights Reserved.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 947-262-5256

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. and foreign administrative policy, including tariffs, changes to existing trade agreements and import or export licensing requirements, and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events, including natural disasters or extreme weather events, fires or similar catastrophic events, political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, social and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions, including due to U.S. and foreign government action; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards, including the ongoing investigation into diesel defeat devices; current and future environmental, health and safety, human rights and other laws and regulations; the impacts of climate change, regulations related to climate change and various stakeholders’ emphasis on climate change and other related matters; compliance with and changes in other laws and regulations; liabilities related to product warranties, litigation and other claims; tax audits and changes in tax laws or tax rates taken by taxing authorities; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive covenants and other requirements on our financial and operating flexibility pursuant to the agreements governing our indebtedness; risks relating to the spin-off from our former parent, including our ability to achieve some or all of the benefits that we expect to achieve from the spin-off, a determination that the spin-off does not qualify as tax-free for U.S. federal income tax purposes, and our or our former parent’s failure to perform under, or additional disputes that may arise between the parties relating to, various transaction agreements executed in connection with the spin-off; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Fuel Systems	$537	$518	$1,010	$1,045
Aftermarket	353	350	676	686
Net sales	890	868	1,686	1,731
Cost of sales	693	680	1,317	1,351
Gross profit	197	188	369	380
Gross margin	22.1%	21.7%	21.9%	22.0%

Selling, general and administrative expenses	112	112	219	216
Other operating (income) expense, net	(4)	5	(1)	22
Operating income	89	71	151	142

Equity in affiliates’ earnings, net of tax	(4)	(2)	(8)	(5)
Interest income	(4)	(4)	(8)	(8)
Interest expense	21	39	40	61
Other postretirement expense, net	1	1	2	1
Earnings before income taxes	75	37	125	93

Provision for income taxes	29	23	53	50
Net earnings	$46	$14	$72	$43

Earnings per share— diluted	$1.14	$0.31	$1.76	$0.93

Weighted average shares outstanding — diluted	40.2	45.7	40.8	46.1

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$347	$484
Receivables, net	905	817
Inventories	501	444
Prepayments and other current assets	119	96
Total current assets	1,872	1,841
Property, plant and equipment, net	871	843
Other non-current assets	1,151	1,084
Total assets	$3,894	$3,768

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$25	$25
Accounts payable	571	522
Other current liabilities	409	422
Total current liabilities	1,005	969
Long-term debt	965	963
Other non-current liabilities	297	262
Total liabilities	2,267	2,194

Total equity	1,627	1,574
Total liabilities and equity	$3,894	$3,768

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
OPERATING
Net cash provided by operating activities	$57	$109	$97	$140
INVESTING
Capital expenditures, including tooling outlays	(34)	(17)	(69)	(60)
Proceeds from asset disposals and other, net	1	—	1	1
Net cash used in investing activities	(33)	(17)	(68)	(59)
FINANCING
Net decrease in notes payable	—	(75)	—	(75)
Proceeds from issuance of long-term debt, net of discount	—	525	—	525
Payments for debt issuance costs	—	(9)	—	(9)
Repayments of debt, including current portion	—	(425)	—	(428)
Dividends paid to PHINIA stockholders	(10)	(11)	(21)	(23)
Payments for purchase of treasury stock, including excise tax	(42)	(90)	(142)	(113)
Payments for stock-based compensation items	—	—	(6)	(3)
Net cash used in financing activities	(52)	(85)	(169)	(126)
Effect of exchange rate changes on cash	2	7	3	19
Net decrease in cash and cash equivalents	(26)	14	(137)	(26)
Cash and cash equivalents at beginning of period	373	325	484	365
Cash and cash equivalents at end of period	$347	$339	$347	$339

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	June 30, 2025	December 31, 2024
Total debt	$990	$988
Cash and cash equivalents	347	484
Net debt	$643	$504

Use of Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, transaction-related (benefits) costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales. Management utilizes adjusted EBITDA and adjusted EBITDA margin in its financial decision-making process and to evaluate performance of the Company's consolidated results. Management also believes adjusted EBITDA and adjusted EBITDA margin are useful to investors in assessing the Company’s ongoing consolidated financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with our former parent that were entered into in connection with the spin-off. Management believes that adjusted sales is useful to investors, as it provides improved comparability between periods through the exclusion of certain temporary agreements with our former parent that are not indicative of the Company’s ongoing operations.

Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings and adjusted net earnings per diluted share as net earnings and net earnings per share, each adjusted to exclude: (i) the tax-effected impact of restructuring expense, transaction-related (benefits) costs, impairment charges and other gains, losses and tax effects and adjustments not reflective of the Company’s ongoing operations; and (ii) acquisition-related intangibles amortization expense because it pertains to non-cash expenses that the Company does not use to evaluate core operating performance. Management believes that adjusted net earnings and adjusted net earnings per diluted share are useful to investors in assessing the Company’s ongoing financial performance, as they provide improved comparability between periods through the exclusion of certain items that management believes are not indicative of the Company’s core operating performance.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays. Management believes that adjusted free cash flow is useful to investors in assessing the Company's ability to service and repay its debt and return capital to shareholders. Further, management uses this non-GAAP measure for planning and forecasting purposes.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Fuel Systems net sales	$537	$518	$1,010	$1,045
Spin-off agreement adjustment	—	(5)	—	(22)
Fuel Systems adjusted sales	537	513	1,010	1,023
Aftermarket net sales	353	350	676	686
Adjusted sales	$890	$863	$1,686	$1,709

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net earnings	$46	$14	$72	$43
Depreciation and tooling amortization	32	33	62	67
Interest expense	21	39	40	61
Provision for income taxes	29	23	53	50
Amortization of acquisition-related intangibles	7	7	14	14
Interest income	(4)	(4)	(8)	(8)
EBITDA	131	112	233	227
Restructuring expense	2	3	7	5
Transaction-related (benefits) costs[1]	(4)	3	(5)	20
Other postretirement expense, net	1	1	2	1
Equity in affiliates’ earnings, net of tax	(4)	(2)	(8)	(5)
Adjusted EBITDA	$126	$117	$229	$248

Adjusted sales	$890	$863	$1,686	$1,709
Adjusted EBITDA margin %	14.2%	13.6%	13.6%	14.5%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net earnings	$46	$14	$72	$43
Amortization of acquisition-related intangibles	7	7	14	14
Restructuring expense	2	3	7	5
Transaction-related (benefits) costs[1]	(4)	3	(5)	20
Loss on extinguishment of debt	—	20	—	20
Tax effects and adjustments	—	(7)	2	(11)
Adjusted net earnings	$51	$40	$90	$91

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net earnings per diluted share	$1.14	$0.31	$1.76	$0.93
Amortization of acquisition-related intangibles	0.18	0.15	0.35	0.30
Restructuring expense	0.05	0.07	0.17	0.11
Transaction-related (benefits) costs[1]	(0.10)	0.06	(0.12)	0.43
Loss on extinguishment of debt	—	0.44	—	0.44
Tax effects and adjustments	—	(0.15)	0.05	(0.23)
Adjusted net earnings per diluted share	$1.27	$0.88	$2.21	$1.98

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net cash provided by operating activities	$57	$109	$97	$140
Capital expenditures, including tooling outlays	(34)	(17)	(69)	(60)
Effects of separation-related transactions	(3)	16	(11)	41
Adjusted free cash flow	$20	$108	$17	$121

_________________________

1 Transaction-related (benefits) costs primarily relate to professional fees and other costs associated with acquisitions and divestitures, adjustments related to the Tax Matters Agreement between the Company and its former parent, and professional fees and other costs associated with the spin-off of the Company from its former parent, including the management of certain historical liabilities allocated to the Company in connection with the spin-off.